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                                                                     EXHIBIT 2.2




                                   AMENDMENT
                                      TO
                             ACQUISITION AGREEMENT


          AMENDMENT (this "Amendment"), dated as of October 31, 1999, by and among GTI ACQUISITION CORP., a Delaware corporation ("Glenayre"); GLENAYRE TECHNOLOGIES, INC., a Delaware corporation ("GTI"); WESTERN MULTIPLEX CORPORATION, a California corporation ("WMC California"); WESTERN MULTIPLEX CORPORATION, a Delaware corporation ("WMC Delaware") and WMC HOLDING CORP., a Delaware corporation ("Purchaser"), to the Acquisition Agreement, dated as of September 30, 1999, by and among Glenayre, GTI, WMC California and Purchaser (the "Acquisition Agreement").

                             STATEMENT OF PURPOSE

          Glenayre, GTI, WMC California and Purchaser are parties to the Acquisition Agreement;

          The Acquisition Agreement provided that the parties would reasonably cooperate prior to the Closing to ensure that the Redemption complies with the applicable corporate law requirements and requirements for "recap accounting" treatment, including making appropriate modifications to the Acquisition Agreement, if necessary;

          In connection therewith, Glenayre has contributed 100% of the capital stock of WMC California to WMC Delaware, a wholly owned subsidiary of Glenayre, in exchange for 80,000,000 shares of Class B Common Stock, par value $.01 per share, of WMC Delaware, and the parties desire that the Transactions (other than the Charter Amendment) shall apply with respect to the Class B Common Stock of WMC Delaware rather than the common stock of WMC California, as provided in the Acquisition Agreement;

          Glenayre, GTI, WMC California and Purchaser therefore desire to amend the Acquisition Agreement to reflect the foregoing changes and to add WMC Delaware as a party thereto.

          NOW, THEREFORE, in consideration of the Statement of Purpose and of the mutual agreements contained herein, the parties hereto do hereby agree as follows:







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1.  Amendment of the Preamble.
    -------------------------

     a. The Preamble of the Acquisition Agreement is hereby amended in its entirety to read as follows:

     "THIS ACQUISITION AGREEMENT (this "Agreement") is executed as of September 30, 1999 by and among GTI ACQUISITION CORP., a Delaware corporation ("Glenayre"); GLENAYRE TECHNOLOGIES, INC., a Delaware corporation ("GTI"); WESTERN MULTIPLEX CORPORATION, a California corporation ("WMC" or "WMC California"); WESTERN MULTIPLEX CORPORATION, a Delaware corporation ("WMC Delaware"); and WMC HOLDING CORP., a Delaware corporation ("Purchaser")."

     b. Except as amended by this Amendment, all references to "WMC" in the Acquisition Agreement shall be deemed references to "WMC California".

2.  Amendment of the Statement of Purpose.
    -------------------------------------

     a. The Statement of Purpose of the Acquisition Agreement is hereby amended in its entirety to read as follows:

     "Glenayre, a wholly-owned subsidiary of GTI, owns all of the issued and outstanding capital stock of WMC Delaware, which consists of 80,000,000 shares of Class B Common Stock, par value $.01 per share (the "WMC Delaware Class B Common Stock").

     The parties desire that WMC enter into (i) two term loan facilities (collectively, the "Term Facilities") under which WMC will borrow the aggregate principal amount of $22,000,000 (the "Term Borrowing") and
     (ii) a $10 million revolving credit facility (the "Revolving Facility") under which WMC will draw down $2 million at the Closing (the "Drawdown"), in each case with certain providers of financing arranged by Purchaser and on substantially the terms set forth in the commitment letter attached as Exhibit 1 to this Agreement (the "Commitment Letter").

     The proceeds from the Term Borrowing shall be used by WMC to redeem from Glenayre 42,000,000 shares of WMC Delaware Class B Common Stock (the "Redeemed Shares") for $21,000,000, as a result of which Glenayre shall continue to hold 38,000,000 shares of WMC Delaware Class B Common Stock immediately after such redemption (the "Redemption").

     Immediately after the Redemption, Glenayre desires to sell to Purchaser, and Purchaser desires to purchase from Glenayre, 35,955,000 shares of WMC Delaware Class B Common Stock (the "Purchased Common Shares") on the terms and subject to the conditions set forth herein, as a result of which Glenayre shall continue to hold 2,045,000 shares of WMC Delaware Class B Common Stock (the "Retained Shares")."


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3.  Amendment of Article 1
    ----------------------

     a. Section 1.1. of the Acquisition Agreement is hereby amended by deleting the references to "Charter Amendment". Sections 1.1
(Transactions), 3.3(d), 3.4(b)(4), 5.2(c)(1) and 5.8 of the Acquisition Agreement are hereby amended by deleting the reference to "Charter Amendment" contained therein.

     b. Section 1.1. of the Acquisition Agreement is hereby amended by deleting the definition of "Old WMC Shares" and inserting in lieu thereof the following:

          "'Old WMC California Shares"is defined in Section 3.2(b)."

     c. Section 1.1. of the Acquisition Agreement is hereby amended by deleting the definition of "Stockholders' Agreement" and inserting in lieu thereof the following:

          "Stockholders' Agreement" means the Stockholders' Agreement among Glenayre, GTI, WMC Delaware and Purchaser substantially in the form of Exhibit 4 to this Agreement."

     d. Section 1.1 of the Acquisition Agreement is hereby amended by adding the following definitions, in alphabetical order:

          "'WMC" or "WMC California" shall mean Western Multiplex
          Corporation, a California corporation, and its successors."

          "'WMC Delaware' shall mean Western Multiplex Corporation, a Delaware corporation, and its successors."

          "'WMC Class B Common Stock" means the Class B Common Stock of WMC Delaware, par value $.01 per share."

4.  Amendment of Article 2
    ----------------------

     a. Section 2.1(a) of the Acquisition Agreement is hereby amended in its entirety to read as follows:

          "WMC Delaware shall enter into the Term Facilities and the Revolving Facility and make the Term Borrowing and the Drawdown."

     b. Section 2.1(b) of the Acquisition Agreement is hereby amended in its entirety to read as follows:

          "WMC Delaware shall effect the Redemption for $21,000,000 (the "Redemption Price"), payable by wire transfer of immediately

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          available funds to an account designated by Glenayre (such designation to be not less than two Business Days before the Closing Date). The Redeemed Shares shall be assigned, transferred and delivered by Glenayre to WMC Delaware upon redemption free and clear of all Liens."

     c. Section 2.1(d) of the Acquisition Agreement is hereby amended by deleting the reference to "$18,031,000" in the fourth line and inserting in lieu thereof the number "$17,977,500."

     d. Paragraphs (1) and (2) of Section 2.2(b) of the Acquisition Agreement are hereby amended in their entirety to read as follows:

          "(1) WMC Delaware shall execute the agreements and notes relating to the Term Facilities and the Revolving
                Facility and make the Term Borrowing and the Drawdown.

          (2) WMC Delaware shall pay to Glenayre the Redemption Price as set forth in Section 2.1(b), and Glenayre shall deliver to WMC Delaware certificates for all of the Redeemed Shares, together with accompanying stock powers duly endorsed in blank."

     e. Paragraph (3) of Section 2.2(b) of the Acquisition Agreement is hereby amended by substituting clause (viii) in its entirety to read as follows:

          "the Stockholders' Agreement, duly executed by GTI, Glenayre and WMC Delaware,"

5.  Amendment of Article 3
    ----------------------

     a. Section 3.1 of the Acquisition Agreement is hereby amended by adding the following sentence at the end thereof:

          "WMC Delaware is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties, to enter into this Agreement and the Stockholders' Agreement and to consummate the Transactions. WMC Delaware is not qualified or licensed as a foreign corporation."

     b. Section 3.2 of the Acquisition Agreement is hereby amended by adding a new paragraph (a) as follows and renumbering the existing paragraph as paragraph (b):



                                      -4-



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          "The authorized capital stock of WMC Delaware consists of
          200,000,000 shares of common stock of WMC, consisting of 100,000,000 shares of Class A Common Stock, par value $.01 per share and 100,000,000 shares of WMC Delaware Class B Common Stock, of which only 80,000,000 Shares of WMC Delaware Class B Common Stock are issued and outstanding. No shares of Class A Common Stock have been issued. All of the issued and outstanding shares of WMC Delaware Class B Common Stock have been, and all of the Redeemed Shares, Purchased Common Shares and Retained Shares will be, duly authorized and validly issued, are or will be fully paid and nonassessable, are not or will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of Delaware, the Articles of Incorporation or Bylaws of WMC Delaware or any Contract to which WMC Delaware is a party or otherwise bound and are or will be owned by Glenayre, free and clear of any Liens except for this Agreement and the Stockholders' Agreement and the restrictions on transferability imposed by federal and state securities Laws. Immediately prior to the Closing, Glenayre will be the owner beneficially and of record of, and have good and valid title to, all the Redeemed Shares, the Purchased Common Shares and the Retained Shares, and immediately after the Closing, Glenayre will be the owner beneficially and of record of all the Retained Shares, in each case free and clear of any Liens, except for the restrictions on transferability imposed by federal and state securities Laws and the Stockholders' Agreement. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Purchased Common Shares, upon delivery to Purchaser at the Closing of certificates representing the Purchased Common Shares, duly endorsed by Glenayre for transfer to Purchaser, and upon Glenayre's receipt of the Purchase Price, good and valid title to the Purchased Common Shares will pass to Purchaser, free and clear of any Liens other than those arising from acts of Purchaser or its Affiliates, the restrictions on transferability imposed by federal and state securities Laws and the Stockholders' Agreement. Other than this Agreement and upon its execution the Stockholders' Agreement, the issued and outstanding shares of WMC Delaware Class B Common Stock , Retained Shares, Redeemed Shares and Purchased Common Shares are not and will not be subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the shares of WMC Delaware Class B Common Stock, Retained Shares, Redeemed Shares and Purchased Common Shares. Immediately after the Closing, except for the Purchased Common Shares and the Retained Shares or any other shares of capital stock of WMC Delaware which Purchaser causes WMC Delaware to reserve for issuance (including

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

          any such shares issued or reserved for issuance to employees of WMC Delaware or WMC in connection with or immediately after the Closing), there will be no shares of capital stock or other equity securities of WMC Delaware issued, outstanding or reserved for issuance. There are no bonds, debentures, notes or other indebtedness of WMC Delaware having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of WMC Delaware common stock may vote ("Voting Company Debt"). Except as set forth above, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, or Contract of any kind to which WMC Delaware is a party or by which either of them is bound (i) obligating WMC Delaware to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, WMC Delaware or any Voting Company Debt, (ii) obligating WMC Delaware to issue, grant, extend or enter into any such option, warrant, call, right, security or Contract or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of WMC Delaware common stock. Other than this Agreement, there are no outstanding contractual obligations of WMC Delaware to repurchase, redeem or otherwise acquire any shares of capital stock of WMC Delaware. WMC Delaware does not own directly or indirectly any interest or investment in any other Person except for WMC, and WMC Delaware does not have any obligation to make any additional investments in any Person. Except as contemplated by this Agreement, since the date of its incorporation, WMC Delaware has not conducted any business, owned any assets (other than Old WMC California Shares) or incurred or assumed any liabilities."

     c. Section 3.2 of the Acquisition Agreement is hereby amended by amending new paragraph (b) to read in its entirety as follows:

          "The authorized capital stock of WMC consists of 25,000,000 shares of common stock of WMC, of which only 1,000 shares are issued and outstanding (the "Old WMC California Shares"). All of the Old WMC California Shares have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the Articles of Incorporation or Bylaws of WMC or any Contract to which WMC is a party or otherwise bound and are owned by WMC Delaware, free and clear of any Liens. The Old WMC California Shares are not and will not be subject to

                                      -6-



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          any voting trust agreement or other Contract, including any
          Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Old WMC California Shares.
          Immediately after the Closing, there will be no shares of capital stock or other equity securities of WMC California issued, outstanding or reserved for issuance. There are no bonds, debentures, notes or other indebtedness of WMC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of WMC common stock may vote ("WMC Voting Debt"). Except as set forth above, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, or Contract of any kind to which WMC is a party or by which either of them is bound (i) obligating WMC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, WMC or any WMC Voting Debt, (ii) obligating WMC to issue, grant, extend or enter into any such option, warrant, call, right, security or Contract or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of WMC common stock. There are no outstanding contractual obligations of WMC to repurchase, redeem or otherwise acquire any shares of capital stock of WMC.
          WMC does not own directly or indirectly any interest or investment in any other Person except for WMC's ownership of shares in a mutual insurance company through its payment of premiums in the ordinary course of business, and WMC does not have any obligation to make any additional investments in any Person."

     d. Section 3.3 of the Acquisition Agreement is hereby amended by amending the first and second sentences of paragraph (d) to read in their entirety as follows:

          "WMC has all necessary corporate power and authority to execute and deliver this Agreement, the License Agreement and the Assignment (the "WMC Additional Agreements") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the WMC Additional Agreements by WMC have been duly and validly authorized by all necessary corporate action on the part of WMC."

     e. Section 3.3 of the Acquisition Agreement is hereby amended by adding a new paragraph (e) at the end thereof as follows:

          "(e) WMC Delaware has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholders' Agreement (the "WMC Delaware Additional Agreements") and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the WMC Delaware Additional Agreements by WMC Delaware and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action on the part of WMC Delaware. This Agreement has been duly and validly executed and delivered by WMC Delaware and as of the Closing it will have duly executed and delivered each of the WMC Delaware Additional Agreements, and, assuming the due authorization, execution and delivery of this Agreement and the WMC Delaware Additional Agreements (as applicable) by Purchaser, this Agreement constitutes, and each of the WMC Delaware Additional Agreements when executed will constitute, a legal, valid and binding obligation of WMC Delaware enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and by such principles of equity as may affect the availability of equitable remedies."

6.  Amendment of Article 5
    ----------------------

     a. Section 5.5 of the Acquisition Agreement is hereby amended by adding the words "and/or WMC Delaware" following each reference to "WMC" in such Section.

7.  Amendment of Article 6
    ----------------------

     a. Section 6.1 of the Acquisition Agreement is hereby amended by adding the words "and/or WMC Delaware" following each reference to "WMC" in paragraph (a).

     b. Paragraph (c) of Section 6.3 of the Acquisition Agreement is hereby amended by adding the following sentence at the end thereof:

          "Purchaser shall have received from GTI and Glenayre certified copies of all resolutions adopted by the Board of Directors of WMC Delaware authorizing the execution, delivery and performance of this Agreement, the WMC Delware Additional Agreements, the Financing and the Transactions."

     c. Paragraphs (g) and (h) of Section 6.3 of the Acquisition Agreement are hereby amended in their entirety to read as follows:


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          "(g) WMC Delaware shall have received the Term Borrowing and the
          Drawdown in accordance with the terms, and subject to the conditions of the Commitment Letter.

          (h) Purchaser shall have received the Stockholders' Agreement, duly executed by Glenayre, WMC Delaware and GTI."

8.  Amendment of Article 7
    ----------------------

     a. Section 7.1 of the Acquisition Agreement is hereby amended by adding clause (5) at the end thereof as follows:

          "or (5) the conduct, operation or ownership of WMC Delaware on and prior to October 25, 1999."

     b.   Section 7.5 of the Acquisition Agreement is  hereby amending clause
(3) thereof to read in its entirety as follows:

          "(3) any liability of GTI or Glenayre Electronics with respect to the Sunnyvale Lease arising following the Closing with respect to the period following the Closing."

9.  Amended and Restated Acquisition Agreement.
    ------------------------------------------

     For ease of reference, the parties shall execute and deliver an amended and restated Acquisition Agreement in the form attached hereto.

10.  Definitions.
     -----------

     Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Acquisition Agreement.

11.  Counterparts.
     ------------

     This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


                                   *   *   *







                                      -9-



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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               GTI ACQUISITION CORP.

                               By:  /s/  Jon C. Berens
                                   ----------------------------
                                  Name:  Jon C. Berens
                                  Title:  President

                               GLENAYRE TECHNOLOGIES, INC.

                               By:  /s/ Clarke H. Bailey
                                   ----------------------------
                                  Name:  Clarke H. Bailey
                                  Title:  Chairman

                               WESTERN MULTIPLEX CORPORATION, a California corporation

                               By:   /s/  Stanley  Cipcienski
                                   ----------------------------
                                  Name:  Stanley Cipcienski
                                  Title:  Chief Financial Officer

                               WESTERN MULTIPLEX CORPORATION, a Delaware corporation

                               By:   /s/  Jeffrey M. Hendren
                                   ----------------------------
                                  Name:  Jeffrey M. Hendren
                                  Title: Secretary

                               WMC HOLDING CORP.

                               By:    /s/  Jeffrey M. Hendren
                                   ----------------------------
                                  Name:  Jeffrey M. Hendren
                                  Title:  Vice President





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